                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              FIRST SAVINGS BANK
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                               Filed by: Bancorp
                           Pursuant to Rule 425 under the Securities Act of 1933
                                                  Subject Company: First Savings
                                                     Commission File No. 0-15572

THE FOLLOWING IS A NEWSPAPER ADVERTISEMENT FIRST PUBLISHED ON MAY 15, 2000.

A message from the Board of Directors of First Savings Bancorp

First Savings Shareholders:

You've been told the merger with First Bancorp is a bad deal for you. That is, flat-out, not true.

The merger with First Bancorp is a good deal for shareholders. It represents an excellent opportunity to continue our leadership in the financial sector of Moore County.

We believe that our shareholders will have a greater potential to experience increased earnings per share enhanced dividends per share enhanced return on equity.

It's true our shareholders (including every member of our Board, which as a group, owns a considerable number of shares) will give up, in the beginning, some book value. But, sometimes you have to give to get. And this is one of those times. Besides, in this case, book value per share after the merger is the wrong thing upon which to focus. There are other, more valuable benefits to shareholders than book value.

Benefits to First Savings shareholders, beyond book value, include:

1. First Savings shareholders are expected to receive an INCREASED DIVIDEND equivalent to an annual dividend rate of $1.10 per share.

2. First Savings shareholders will receive 1.2468 shares of First Bancorp stock for every share of First Savings stock they own.

3. To insure that the changes after the merger reflect the needs and wishes of First Savings customers, the new board will include seven current First Savings directors.

4. The new company will continue to have the entire First Savings employee and management team in place, so customers will see very few changes in the way we do business.

5. First Savings shareholders will own 49% of a banking company whose total shareholder equity should exceed $100 million.

6. First Savings shareholders will become part of a banking company that is expected to exceed $900 million in assets, with 11 full-service offices in Moore County, 28 offices in other NC counties for a total of 39 banking offices in the state.

7. The new bank is expected to have the largest market share in Moore County.

8. There will be more shareholders, thus stock liquidity should be increased.

9. The merger will make First Savings shareholders part of a banking services company that has all the modern products and services Moore County banking customers want and need. (Services they are buying every day from other banks in the county.)

The best, most prudent, safest way for us to grow into a modern banking institution is to merge with First Bancorp. We urge you to join with our Board of Directors and vote FOR the merger.

[Logo for First Savings Bank]

Questions?  Call 910-692-6222

For Customers Who Are Also Shareholders

If you own stock in First Savings Bancorp, you will be asked to vote to approve the proposed merger. Before you vote, a proxy statement/prospectus will be mailed to shareholders. We urge you to read it carefully because it will contain important information about the merger.

The proxy statement/prospectus will be included in a Registration Statement on Form S-4 filed by First Bancorp with the Securities and Exchange Commission. You may obtain a copy for free at the SECs web site (http://www.sec.gov). After it
                                                 ------------------
is printed, shareholders can obtain a free copy from our Corporate Secretary at First Savings Bancorp, Inc., P. O. Box 1657, Southern Pines, North Carolina 28388-1657; telephone (910) 692-6222. Our officers and directors interests in the Company (stock, contracts, etc.) are described in our September 24, 1999 proxy statement which is available for free from the Company or at the SEC web site.

The proxy statement may be read and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SECs Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048.